As filed with the Securities and Exchange Commission on May 16, 1996
                                              Registration Statement No. _______
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             Registration Statement Under The Securities Act of 1933

                             WANG LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                7372                       04-2192707
- ------------------------------     ----------------------------        -------------------
(State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)      Classification Code Number)        Identification No.)

                           600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821
                                 (508) 967-5000

                      -----------------------------------

   (Address, including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                             ALBERT A. NOTINI, ESQ.
                             SENIOR VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                             WANG LABORATORIES, INC.
                            600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821
                                 (508) 967-5000

                      -----------------------------------

(Name, Address, Including Zip Code, and Telephone Number,Including Area Code, of Agent for Service)

                                   Copies to:

                            PATRICK J. RONDEAU, ESQ.
                                  HALE AND DORR
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                          Proposed   Proposed
                                          Maximum    Maximum
Title of Each Class                       Offering   Aggregate      Amount of
of Securities to be      Amount to be     Price per  Offering       Registration
Registered               Registered       Share (1)  Price (1)      Fee
- --------------------------------------------------------------------------------
Common Stock,            1,611,897        $23.25     $37,476,605    $12,923
$.01 par value . . . .   shares
================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based upon prices on the Nasdaq National Market on May 13, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION; DATED MAY 13, 1996

PROSPECTUS

                        1,611,897 SHARES OF COMMON STOCK

                             WANG LABORATORIES, INC.

         This Prospectus covers the resale of 1,611,897 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Wang Laboratories, Inc. ("Wang" or the "Company"). All of the shares of Common Stock offered hereby are currently outstanding and are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

         The Selling Stockholders may sell, from time to time, the shares of Common Stock offered hereby in the over-the-counter market, in negotiated transactions, in ordinary brokerage transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is _______________, 1996.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

     "Wang" and the Wang logo are registered trademarks of Wang Laboratories, Inc. The text of this prospectus also contains references to trademarks of other companies.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995;

     (2) The Company's Quarterly Report on Form 10-Q, as amended by a Form 10-Q/A, for the quarter ended September 30, 1995;

     (3) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995;

     (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (5) The Company's Current Reports on Form 8-K dated July 21, 1995, December 7, 1995, January 23, 1996, April 4, 1996 and May 10, 1996;

     (6) The Company's Registration Statement on Form 8-A dated September 27, 1993 registering the Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 600 Technology Park Drive, Billerica, Massachusetts, 01821, telephone (508) 967-5000.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully by potential investors in evaluating an investment in the Common Stock offered hereby.

     Brief Operating History Subsequent to Chapter 11 Reorganization; Noncomparability of Historical Financial Information. On September 30, 1993, the Company's reorganization plan (the "Reorganization Plan") was confirmed after the Company had operated under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11") since August 18, 1992. In connection with the Chapter 11 proceeding, the Company substantially reduced its debt, restructured significant obligations, disposed of a variety of unprofitable assets, rejected unfavorable contracts, reduced expenses and made significant progress in realigning the focus of its overall business. The bulk of these activities, including the reduction of debt, restructuring of outstanding obligations and rejection of unfavorable contracts, could only have been accomplished under the protection of Chapter 11 and should not be regarded as indicative of the Company's ability to do so in the future.

     Moreover, as a result of the adoption of "fresh-start" reporting, as required by Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" issued by the American Institute of Certified Public Accountants, effective as of September 30, 1993, the Company's assets and liabilities were adjusted to fair values and the Company's accumulated deficit as of September 30, 1993 was eliminated. Historical financial information of the predecessor company, therefore, cannot be viewed as indicative of the Company's future financial performance, and financial statements for periods after September 30, 1993 are not comparable to financial statements for prior periods.

     Implementation of Business Strategy. The Company's strategy is to build upon internal growth in its targeted segments of the software and information technology services markets with strategic alliances and acquisitions designed to complement Wang's core competencies. The Company's ability to implement this strategy fully over the long term, and the ultimate success of this strategy, are subject to a broad range of uncertainties and contingencies, many of which are beyond the Company's control. There can be no assurance that the Company will be able to implement required strategic relationships or acquisitions, or, if entered into, that such strategic relationships or acquisitions will in fact further the implementation of the Company's business strategy. The Company's existing strategic relationships with Microsoft Corporation ("Microsoft") and Kodak Business Imaging Systems ("Kodak") are subject to a variety of uncertainties, including possible evolutions in technology, business relationships or strategic plans of the parties which may, in the future, result in the termination of, or a change in the nature of or in the expectations with respect to, such strategic relationships. The Company's relationship with Microsoft also includes certain contractual obligations, which, if not satisfied, could allow Microsoft to terminate all or a portion of the relationship. In addition, there can be no assurance that any of the Company's acquisitions or strategic alliances will result in long-term benefits to the Company, or, with respect to one or more significant acquisitions, that the Company and its management will be able to effectively assimilate and manage the resulting business. The Company evaluates such transactions regularly, and one or more such transactions could occur at any time.

     Currently, a significant portion of the Company's revenues are attributable to the servicing, upgrading and enhancement of its installed base of VS and other traditional proprietary systems, which revenues the Company expects will continue to decline. As the Company's proprietary revenues decline, individual customer losses may have a significant effect on the rate of decline. The Company's continued growth is predicated on the business strategy described above (including the acquisition of new customer service and network integration businesses and continued expansion of its software business) more than offsetting the decline in revenues from traditional sources. To the extent that there are delays and difficulties in the implementation of the Company's strategy, or that the decline in revenues from traditional sources is more rapid than anticipated, the Company's results of operations and the price of its equity securities could be adversely affected.

     Competition. The information technology industry, including the work management software and service and support markets, is intensely competitive and undergoing rapid change. Competition is vigorous in all parts of the worldwide market for work management software, software for the expanding Internet marketplace and office-related software and services. The Company's competitors are numerous and vary widely in market position, size and resources. Some have substantially greater resources, including larger research and engineering staffs and larger marketing organizations than the Company. Competitors differ significantly depending upon the market, customer and geographic area involved. In many of the Company's markets, traditional computer hardware companies provide the most significant competition. The Company must also compete, particularly in the market for open systems application software and imaging technology, with newer, smaller businesses with more limited resources, but which have, in a number of cases, been able to develop and bring to market significant products with highly competitive technological features. There can be no assurance that the Company will have the technical resources to be able to introduce competitive software products on a timely basis, invest in research and development activity on the same basis as its competitors, or otherwise be able to develop new software and enhancements to current software on a timely basis. In addition, the third-party maintenance and support market is extremely competitive with low barriers to entry, and many other organizations, including hardware-independent service organizations, compete for the provision of maintenance and service to users. In addition, firms not now in direct competition with the Company, including large software development and sales companies, may in the future introduce competing products or services.

     Possible Volatility of Common Stock Price. Factors such as announcements of technological innovations or new products by the Company, its competitors or other third parties, quarterly variations in the Company's results of operations, and changes in overall industry conditions may all affect the market price of the Common Stock and cause it to fluctuate significantly. In addition, because the Company does not have a significant history of financial results since its reorganization, and because post-reorganization results are not comparable with those prior to and during the Chapter 11 proceeding, uncertainties concerning the financial performance of the Company on a sustained basis may increase the volatility of the market price of the Common Stock. Furthermore, the market prices of the stocks of many high technology companies have experienced wide fluctuations that have not necessarily been related to the operating performance of the individual companies.

     International Operations. International revenues in recent years have accounted for approximately one-half of the Company's total revenues. The Company's international operations are subject to all of the risks normally associated with international sales, including changes in regulatory compliance requirements, compliance costs associated with International Standards Organization (ISO) 9000 quality control standards, special standards requirements, exposure to currency fluctuations, exchange rates, tariffs and other barriers, difficulties in staffing and managing international subsidiary operations, potentially adverse tax consequences and country-specific product requirements. While the Company attempts to reduce its currency exposure, there can be no assurance that it will not experience significant losses on international currency fluctuations. In addition, effective intellectual property protection may not be available in every foreign country in which the Company's products are distributed.

     Dependence on Government Revenue. In recent years the Company has derived roughly 15% of its revenues from branches or agencies of the United States government, and derived significant additional revenues from agencies of various foreign governments. A significant portion of the Company's United States federal government revenues comes from orders under government contract or subcontract awards, which involves the risk that the failure to obtain an award, or a delay on the part of the government agency in making the award or of ordering or paying for products under an awarded contract, could have an impact on the financial performance of the Company for the period in question. Other risks involved in government sales are the larger discounts (and thus lower margins) often involved in government sales, the unpredictability of funding for various government programs, and the ability of the government agency to unilaterally terminate the contract. Revenues from the United States government and government agencies are received under a number of different contracts and from a number of different government agencies and departments. Most sources of government revenues are independent of each other, although occasionally orders under one contract or from one government agency may be linked with orders under another contract or from another agency (such that if one order or contract were cancelled, it is likely that the other would also be cancelled).

     Superior Rights of Preferred Stock. The Board of Directors of the Company is authorized under the Company's Certificate of Incorporation, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock, in one or more series. Of the 5,000,000 authorized shares of Preferred Stock, 90,000 shares have been designated as 4 1/2% Series A Cumulative Convertible Preferred Stock (the "4 1/2% Preferred Stock") and 143,750 shares have been designated as 6 1/2% Series B Cumulative Convertible Preferred Stock (the "6 1/2% Preferred Stock"), all of which shares have been issued. The rights of holders of Common Stock (including the right to receive dividends or liquidation distributions) are subject to, and may be adversely affected by, the rights of holders of the 4 1/2% Preferred Stock and 6 1/2% Preferred Stock and any other series of Preferred Stock that the Company may designate and issue in the future. In particular, before any payment or distribution is made to holders of Common Stock upon the liquidation, dissolution or winding-up of the Company, holders of both the 4 1/2% Preferred Stock and the 6 1/2% Preferred Stock are entitled to receive a liquidation preference of $1,000 per share, plus accrued and unpaid dividends. The 4 1/2% Preferred Stock and 6 1/2% Preferred Stock also have various rights, preferences and privileges with respect to dividends, redemption, voting, conversion and registration under the Securities Act.

     Potential Dilution Attributable to Intercompany Convertible Instruments, Privately Placed Stock and Warrants. The Company may from time to time, in its sole discretion, issue an aggregate of up to 50,000 units of Intercompany Convertible Instruments to certain of its foreign subsidiaries in order to increase the capitalization of such subsidiaries and help the Company maintain its worldwide network of sales and service operations. At the present time 49,225 have been issued. The Intercompany Convertible Instruments are redeemable for cash at $1,000 per unit by the Company at any time and convertible at the election of the holder into $1,000 worth of Common Stock per unit at a conversion price equal to the greater of the then market price per share of the Company's Common Stock or $4.00. Also, a total of approximately 9,325,000 shares of Common Stock are issuable upon conversion of the outstanding shares of 4 1/2% Preferred Stock and 6 1/2% Preferred Stock of the Company. In addition, the Company has issued and there are outstanding 7,500,000 warrants to purchase shares of Common Stock at a purchase price of $21.45 per share (the "Warrants"). The Warrants were issued under the Company's Reorganization Plan to holders of equity interests in the predecessor Company. Any conversion of the Intercompany Convertible Instruments or the Preferred Stock or exercise of the Warrants could dilute the relative interest of holders of outstanding Common Stock.

     Anti-takeover Provisions. The Company's Certificate of Incorporation and By-Laws and the Delaware General Corporate Law contain provisions which could have the effect of delaying or preventing transactions that might result in a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then-current market price, and may limit the ability of stockholders to approve transactions that they deem to be in their best interests.

                                   THE COMPANY

     Wang develops, markets and supports software and offers services that define, automate, manage and measure critical business processes. The Company develops and markets software for applications in work management (workflow, imaging, computer output to laser disk (COLD) and document and storage management), and provides integration and support services for office networks worldwide. The Company's software and services enable its customers to realize improvements in productivity, quality and responsiveness through the definition, automation, management and measurement of critical business processes. The Company's customers include businesses, institutions and governments of varying sizes around the world.

     Business Strategy
     -----------------

     The Company focuses on particular segments of the software and services industries in which the Company enjoys substantial sales, research and development and marketing expertise and which, in the Company's judgment, offer significant growth opportunities. The Company's strategy is, through internal development and acquisition, to build upon its position in the work management software solutions market and to strengthen its position as a worldwide provider of support and value-added network integration services for office systems. The Company believes that this approach will build on its existing technological strengths and customer base, and position the Company to effectively respond to evolving changes in the worldwide market for information services.

     Software
     --------

     Wang is a leading provider of work management software for client/server applications which permit customers to track, manage and improve their critical business processes. The Company's workflow, imaging and COLD software allows customers to define, automate, manage and measure the flow of work, add imaging to new or existing applications and integrate images, documents and computer data into business processes. The software operates on open, client/server platforms and supports the needs of an enterprise, from individual desktops to distributed work groups to mission-critical production applications. Principal markets for the Company's software include: banking and financial services; insurance; government; and enterprises with structured business processes.

     In July 1995, Wang acquired Sigma Imaging Systems, Inc. ("Sigma"), a developer of state-of-the-art workflow and imaging software for paper-intensive businesses. This software provides customers the scalable, enterprise-wide processing power required for high-volume, image-based transaction processing applications. The Sigma software line is used in many of the largest multi-site imaging and workflow systems currently in commercial use on Windows NT. The acquisition by Wang of the Sigma software line is allowing Wang to accelerate development and commercialization of Windows NT versions of its imaging and workflow server software.

     In December 1995, the Company acquired Avail Systems Corporation ("Avail"), a developer of software that automates the storage, relocation, archiving and retrieval of information on a client/server network. In early 1995, prior to the acquisition of Avail by Wang, Avail and Microsoft announced an agreement to include Avail's storage management technology in the next generation of Microsoft's Windows NT operating system. In connection with the acquisition, Wang expanded and enhanced the Company's alliance with Microsoft. Wang believes that the acquisition of Avail positions it to become a leader in the high-growth network storage management market and, coupled with the Sigma imaging technology, enables Wang to expand and enhance its work management software offerings.

     Services
     --------

     Wang is a leading independent provider of maintenance and support services, network integration, installation, training and other value-added services to customers worldwide. As part of its strategy in the services market, the Company targets growth segments of the market, including services for desktop systems and networking systems and service and support for high-end UNIX systems and network integration. The Company provides support services for customers on existing proprietary mainframe and mid-range systems, including the Company's VS minicomputers and the GCOS platform of Compagnie des Machines Bull. In addition, the Company is continuing to build upon its existing VS and GCOS customer base, to support customer transition strategies from existing proprietary systems to client/server applications and to service the needs of its VS minicomputer customers by offering upgrade software, service and open system coexistence and migration products. Principal markets for the Company's services include: governments; hardware and software producers desiring an international service organization; and businesses with large or expanding computer networks.

     Wang and its authorized distributors support more than 3,500 third-party products in approximately 130 countries through a worldwide network of customer engineers, telephone "help desk" support centers and logistics operations. The Company offers a range of services and support for client/server applications, including users of numerous desktop systems (AST, Dell, Leading Edge, NEC, Packard Bell, Printronix and Zenith Data Systems), users of networking products (Banyan, Bay Networks and Novell) and end-user help desk services (Leading Edge, NEC, Packard Bell and Tricord). Under the Company's alliance with Microsoft, Wang was designated an authorized provider of end-user support services for Microsoft products, and has provided support services for Windows 95 users in Australia since the product's introduction in August 1995.

     In October 1995, the Company built upon its strength in the solutions integration business through the acquisition of BISS Limited ("BISS"), a United Kingdom company which specializes in the design, implementation and support of network computing solutions. The Company believes that, with this acquisition, it is one of the largest independent network integrators in the United Kingdom. The new organization is focusing on developing network infrastructure solutions, including local area network ("LAN") and wide area network interconnection, client/server architecture and network management systems.

     On May 3, 1996, the Company acquired Dataserv Computer Maintenance, Inc. ("Dataserv") from BellSouth Corporation for $28.5 million in cash. Dataserv provides customers with computer maintenance and support services for point-of-sale retail scanners and registers and industry-standard servers and desktop products, as well as application helpdesk and network integration services. Dataserv is focused on servicing companies in the banking and financial services, insurance, retail and manufacturing industries. Dataserv revenues approximated $125 million for the year ended December 31, 1995.

     General
     -------

     Wang's products and services are offered by a worldwide sales and marketing organization. The Company's direct sales and marketing organization is supplemented by independent distributors in approximately 100 countries. To further support its worldwide direct sales and distributor organization, the Company has additional channels of distribution, including value-added resellers ("VARs") and software partners who incorporate their proprietary application software into the Company's software or integrate their software applications with those of the Company.

     Wang Laboratories, Inc. (together with its subsidiaries, "Wang" or the "Company") is a Delaware corporation. The Company's principal office is located at 600 Technology Park Drive, Billerica, Massachusetts 01821 and its telephone number is (508) 967-5000.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby.

                              SELLING STOCKHOLDERS

     In December 1995, the Company issued 1,790,971 shares of Common Stock to the stockholders of Avail in payment of the purchase price for the acquisition by the Company of Avail. The 1,611,897 shares of Common Stock covered by this Prospectus represent all of the shares so issued by the Company, other than the 179,074 shares placed in escrow to secure certain indemnification obligations of the former Avail stockholders relating to such acquisition (the "Escrow Shares").

     None of the Selling Stockholders holds any position or office with, or has had a material relationship with, the Company, other than as stockholders of the Company and, in the case of certain Selling Stockholders, as employees of the Company or a subsidiary of the Company (although no such employee is an executive officer of the Company).

     The following table lists the number of shares of Common Stock owned as of March 31, 1996, the number of shares of Common Stock offered for sale in this offering, and the number of shares of Common Stock that would be owned upon completion of this offering (assuming all shares offered hereby are sold), by each of the Selling Stockholders.


                                        Number of
                                       Shares of            Number of       Number of Shares of
                                      Common Stock          Shares of          Common Stock
Name of Selling                       Beneficially        Common Stock      Beneficially Owned
Stockholder                             Owned(1)         Offered Hereby     After Offering (1)
- -----------------------------------------------------------------------------------------------
Robert M. Anderson (2)                       645                 580              65
Andy S. Aweida                               864                 864               0
Naim S. Aweida                             1,729               1,729               0
Aweida Ventures                          256,745             256,745               0
Jesse I. Aweida                            3,764               3,764               0
Ronald L. Blickenstaff                    47,061              47,061               0
Alice J. Bradie                            1,661               1,661               0
Arthur H. Bragg                            2,117               2,117               0
Catherine Brant                            6,325               6,129             196
Arthur H. Bruno                           13,430              13,430               0
Judith F. Bustrum (2)                        725                 647              78
Mark Carpenter                               352                 352               0
Judith M. Combs (2)                        4,325               3,018           1,307
Comdisco, Inc.                            11,890              11,890               0



                                        Number of
                                       Shares of            Number of       Number of Shares of
                                      Common Stock          Shares of          Common Stock
Name of Selling                       Beneficially        Common Stock      Beneficially Owned
Stockholder                             Owned(1)         Offered Hereby     After Offering (1)
- -----------------------------------------------------------------------------------------------
Michael K. Connolly (2)                     386                 282               104
Kenneth J. Cook                             141                 141                 0
Delaware Charter                          4,405               4,405                 0
 Guarantee & Trust Co.,
 FBO Daniel D. Jackson
Richard E. Dirickson, Jr. IRA             3,271               3,271                 0
Richard E. Dirickson, Jr.                 2,753               2,753                 0
David P. Dodd                            47,061              47,061                 0
Brian M. Dodd                               282                 282                 0
Euclid Partners III, L.P.               214,146             214,146                 0
Daniel B. Friedlander                    23,530              23,530                 0
H&Q Avail Investors, LP                 146,982             146,982                 0
H&Q London Ventures                     161,250             161,250                 0
Hambrecht & Quist Group                 125,538             125,538                 0
Julie Hammond                                94                  94                 0
Chuck Husted                                480                 382                98
J.F. Shea & Co.                         215,793             215,793                 0
Gale Kahn                                   141                 141                 0
Eric S. Keighn (2)                          809                 705               104
Alan A. Kenney                            3,900               3,900                 0
Randall Kenworthy                         4,117               4,117                 0
Tae Kim                                   1,411               1,411                 0
Anton Kirchner                            6,325               6,129               196
Gregory R. Ladwig (2)                       276                 191                85
Luke Little                               4,411               4,411                 0
Michael G. Lotz                           1,259               1,129               130
Edgar L. Lowe                             5,561               5,561                 0
George Mandler                              235                 235                 0
Gregory E. Mangold                        9,412               9,412                 0
Richard F.X. McArdle                      9,914               9,914                 0
Jennifer K. Montez (2)                    2,379               2,118               261
Anne B. O'Grady                             127                 127                 0
Anne O'Grady                              1,879               1,879                 0
Standish H. O'Grady                      16,352              16,352                 0
Standish O'Grady                         19,844              19,844                 0
Rex E. Reed (2)                             615                 550                65
Fred W. Richardson                       14,118              14,118                 0
Otto Ritter                               3,529               3,529                 0
Stephen T. Rockwood (2)                     448                 383                65
James Rosser                              1,084               1,084                 0
John C. Rowe (2)                            201                 129                72
Michael D. Santos (2)                     1,194               1,064               130
Michael L. Smith (2)                      1,218               1,035               183
E.L. Strzok                               2,882               2,882                 0
Marco Tabone (2)                            276                 191                85
Cheryl Taplin                                58                  58                 0
The Hambrecht 1980 Revocable Trust       81,916              81,916                 0
William R. Timken                        33,563              33,563                 0
Brian E. Trede (2)                        6,384               5,600               784
William D. Walton, Jr.                      920                 920                 0
Norman J. Weinberg                        9,412               9,412                 0
Robert S. Wight                          65,885              65,885                 0
Richard A. Winter                         6,345               5,953               392
Virginia L. Wright                          152                 152                 0

- --------------------
(1) Does not include the interest of the Selling Stockholders in the 179,074 Escrow Shares, which may be distributed to the Selling Stockholders upon the expiration of the escrow arrangement.

(2) Those shares which are listed as beneficially owned but which are not being offered hereby are issuable upon the exercise of outstanding stock options which are either currently exercisable or will become exercisable within 60 days following March 31, 1996.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at market prices prevailing at the time of sale, prices related to the then-current market price or at negotiated prices, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Selling Stockholders may also pledge shares of Common Stock as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for the other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation shall be negotiated immediately prior to sale and which, as to a particular broker-dealer, may be in excess of customary compensation). Any broker-dealer may act as broker-dealer on behalf of one or more of the Selling Stockholders in connection with the offering of certain of the shares by Selling Stockholders. The Selling Stockholders have indicated to the Company that they do not intend to sell the Common Stock offered hereby in underwriten transactions.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the sale of shares pursuant to this Prospectus. Additionally, the Company will pay the expenses incurred in connection with this offering, other than brokerage commissions, underwriting fees or expenses and legal or accounting expenses incurred by the Selling Stockholders.

     In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, are required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any of the Company's securities except as permitted under the Exchange Act. Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     The public offering by the Selling Stockholders of the shares covered hereby will terminate on the earlier of (a) ten months after the date of this Prospectus or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders. The Selling Stockholders have agreed to discontinue disposition of the Common Stock covered hereby in certain circumstances, including upon receipt of notice from the Company that there exists material undisclosed information which the Company has a bona fide business purpose for keeping confidential.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts.

                                     EXPERTS

     The consolidated financial statements and schedule of Wang Laboratories, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1995 and in the consolidated financial statements of the Company appearing in the Company's Current Report on Form 8-K dated April 4, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                                                        Amount to
Nature of Expense                                        be Paid
- -----------------                                       ---------
SEC registration fee                                     $12,923
Legal (including Blue Sky) and Accounting                 25,000
  Fees and Expenses of the Company
Miscellaneous                                              7,077
                                                         -------
  TOTAL                                                  $45,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Tenth of Registrant's Certificate of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16.  EXHIBITS

   Exhibit
   Number
   -------

   2.1(1)     Amended and Restated Reorganization Plan dated September 20, 1993

   4.1(2)     Certificate of Incorporation, as amended to date

   4.2(3) Certificate of Designation with respect to 4 1/2% Series A Cumulative Convertible Preferred Stock

   4.3(4) Certificate of Designation with respect to 6 1/2% Series B Cumulative Convertible Preferred Stock

   4.4(5)     Bylaws of Registrant, as amended to date

   5.1        Opinion of Hale and Dorr

  23.1        Consent of Ernst & Young LLP, Independent Auditors

  23.2        Consent of Hale and Dorr (included in Exhibit 5.1)

  24.1        Power of Attorney (appears on signature page)

- ---------------------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form 8-A filed on September 27, 1993 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994 and incorporated herein by reference.

(3) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1995 and incorporated herein by reference.

(4) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference.

(5) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Commonwealth of Massachusetts this 16th day of May, 1996.

                                              WANG LABORATORIES, INC.

                                              By: /s/ Franklyn A. Caine
                                                  -----------------------------
                                                  Franklyn A. Caine
                                                  Executive Vice President and
                                                     Chief Financial Officer


                        SIGNATURES AND POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Franklyn
A. Caine, Albert A. Notini and Patrick J. Rondeau, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Wang Laboratories, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on this 16th day of May, 1996, in the capacities indicated:

      Signature                          Title
      ---------                          ------

/s/ Joseph M. Tucci                Chairman of the Board, Chief
- -----------------------            Executive Officer and Director
Joseph M. Tucci                    (Principal Executive Officer)

/s/ Franklyn A. Caine              Executive Vice President and
- -----------------------            Chief Financial Officer
Franklyn A. Caine                  (Principal Financial Officer)

/s/ Gregory C. Thompson            Vice President and Corporate
- -----------------------            Controller (Principal Accounting
Gregory C. Thompson                Officer)

/s/ David A. Boucher               Director
- -----------------------
David A. Boucher

/s/ Michael W. Brown               Director
- -----------------------
Michael W. Brown

/s/ Marcia J. Hooper               Director
- -----------------------
Marcia J. Hooper

/s/ Joseph J. Kroger               Director
- -----------------------
Joseph J. Kroger

/s/ Raymond C. Kurzweil            Director
- -----------------------
Raymond C. Kurzweil

/s/ Axel J. Leblois                Director
- -----------------------
Axel J. Leblois

                                   Director
- -----------------------
Paul E. Tsongas

/s/ Frederick A. Wang              Director
- -----------------------
Frederick A. Wang

                                  EXHIBIT INDEX

Exhibit
Number
- -------

2.1(1)    Amended and Restated Reorganization Plan dated September 20, 1993

4.1(2)    Certificate of Incorporation, as amended to date

4.2(3) Certificate of Designation with respect to 4 1/2% Series A Cumulative Convertible Preferred Stock

4.3(4) Certificate of Designation with respect to 6 1/2% Series B Cumulative Convertible Preferred Stock

4.4(5)    Bylaws of Registrant, as amended to date

5.1       Opinion of Hale and Dorr

23.1      Consent of Ernst & Young LLP, Independent Auditors

23.2      Consent of Hale and Dorr (included in Exhibit 5.1)

24.1      Power of Attorney (appears on signature page)

- ---------------------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form 8-A filed on September 27, 1993 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994 and incorporated herein by reference.

(3) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1995 and incorporated herein by reference.

(4) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference.

(5) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 and incorporated herein by reference.